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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                       ELK ASSOCIATES FUNDING CORPORATION
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                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)


                                   287166102
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                                 (CUSIP Number)


                            PAULA S. ZIMMERMAN, ESQ.
                               STURSBERG & VEITH
            405 LEXINGTON AVENUE, SUITE 4949, NEW YORK, NY 10174-4902
                                 (212) 922-1177
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                      5/98
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                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.                           13D

     287166102

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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DAN M. GRANOFF
       ###-##-####

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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


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   4   SOURCE OF FUNDS*

       PERSONAL FUNDS

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   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            145,979
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             145,979
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       145,979

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ X ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.36%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D


Item 1.  Security and Issuer

     This statement relates to the Common Stock, $.01 Par Value of Elk Associates Funding Corporation, 747 Third Avenue, 4th Floor, New York, NY 10017.


Item 2.  Identity and Background

          (a)  Dan M. Granoff

          (b)  1085 Creston Rd
               Berkeley, CA 94708

          (c)  Physician/Corporate Executive

          (d)  None

          (e)  None

          (f)  USA

Item 3.  Source and Amount of Funds or Other Consideration

     Personal Funds

Item 4.  Purpose of Transaction

     Revise disclosure of share ownership.

Item 5.  Interest in Securities of the Issuer

     See Items 7 through 13 of this Schedule 13D. To the knowledge of Dan Granoff, the issuer has 1,745,600 shares of Common Stock, par value $.01 per share outstanding on the date hereof.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     None.


Item 7.  Material to be Filed as Exhibits

     None

Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 19, 1998                       /s/  DAN M. GRANOFF
                                             -----------------------------------
                                             Signature

                                             DAN M. GRANOFF
                                             -----------------------------------
                                             Name/Title


Excludes  10,900  shares  owned by a  charitable  foundation  of which N.  Henry
Granoff, his wife Jeanette Granoff, Gary C. Granoff and Dan M. Granoff are the trustees. Includes 2,800 shares held in an IRA rollover account for the benefit of Mr. Granoff.